UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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ACCESS NATIONAL CORPORATION
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Access National Corporation

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

Dear Fellow Shareholders:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Access National Corporation. The meeting will be held on Wednesday, May 21, 2014, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our annual report to shareholders for the year ended December 31, 2013, which will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the REVOCABLE PROXY in the enclosed postage-paid envelope as soon as possible, regardless of whether or not you plan to attend the Annual Meeting. It is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the meeting and request to vote in person if you so desire. If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares.

We appreciate your continuing loyalty and support of Access National Corporation, its subsidiaries and their divisions, including Access National Bank, Access National Mortgage, Access National Leasing Corporation and Access Capital Management, LLC.

Sincerely,

Michael W. Clarke
President & Chief Executive Officer

Reston, Virginia

April 15, 2014

ACCESS NATIONAL CORPORATION

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 21, 2014

The 2014 Annual Meeting of Shareholders of Access National Corporation (the “Corporation”) will be held at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia on Wednesday, May 21, 2014, at 4:00 p.m. for the following purposes:

1.	To elect three (3) Class III directors to the Board of Directors of the Corporation to serve until the 2017 Annual Meeting of Shareholders as described in the Proxy Statement accompanying this notice;

2.	To approve in an advisory vote the compensation of the Corporation’s named executive officers as disclosed in the Proxy Statement;

3.	To ratify the selection of BDO USA, LLP to serve as independent public accountants for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 1, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sheila M. Linton
Vice President & Corporate Secretary

April 15, 2014

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, Please complete, sign, date and return the REVOCABLE PROXY in the enclosed postage-paid envelope as soon as possible. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies WILL BE revoked. IF YOU HOLD SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES. iF YOU HOLD SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM OR OTHER NOMINEE and YOU PLAN TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOU MUST BRING WITH YOU A PROXY OR LETTER FROM YOUR BROKER OR OTHER NOMINEE TO CONFIRM YOUR OWNERSHIP OF SHARES.

ACCESS NATIONAL CORPORATION

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2014

GENERAL

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2014 Annual Meeting of the Shareholders (the “Annual Meeting”) of Access National Corporation to be held on Wednesday, May 21, 2014, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The approximate mailing date of this Proxy Statement is April 15, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2014

The Notice of 2014 Annual Meeting of Shareholders, this Proxy Statement and the 2013 Annual Report to Shareholders are available on the internet at the following website: www.cfpproxy.com/5610.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. If your shares are held in “street name”, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted or to change your vote. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify how his or her shares should be voted with respect to a proposal, the proxy will be voted FOR the director nominees named in Proposal One, FOR approval of the compensation of the Corporation’s named executive officers as described in Proposal Two, and FOR ratification of the selection of BDO USA, LLP to serve as independent public accountants for the fiscal year ending December 31, 2014, as described in Proposal Three, and all other matters will be voted by the named individuals to whom the proxy has been granted in accordance with their best judgment.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (703) 871-2100.

Voting Rights of Shareholders

Only those shareholders of record at the close of business on April 1, 2014, are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof. The number of shares of common stock of the Corporation outstanding and entitled to vote at the Annual Meeting is 10,402,324. The Corporation has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of the Corporation’s common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

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With regard to Proposal One, the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld and broker non-votes (shares held by customers which a broker may not vote on certain matters because the broker has not received specific instructions from the customers) will have no effect on the election of directors.

With regard to Proposals Two and Three, votes may be cast in favor or against or a shareholder may abstain. Approval of any such matter requires an affirmative vote of a majority of the votes cast on the matter. Therefore, abstentions and broker non-votes will have no effect on whether such matter is approved.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and its subsidiaries may make solicitations of proxies by telephone or mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their related charges and expenses if so requested.

Security Ownership of Certain Beneficial Owners

The following table shows as of March 31, 2014, the beneficial ownership of the Corporation’s common stock by persons known by the Corporation to own more than 5% of the Corporation’s voting common stock.

Name and Address	Common Stock Beneficially Owned		Number of Shares under Exercisable Options	Percent of Class
Michael Rebibo 8300 Boone Blvd., Suite 200 Vienna, VA 22182	562,153	(1)	0	5.42%

All other persons known by the Corporation to be the owners of more than 5% of the Corporation’s common stock are also directors and/or named executive officers of the Corporation and are listed in the table below under “Security Ownership of Management.”

Security Ownership of Management

The following table shows as of March 31, 2014, the beneficial ownership of the Corporation’s common stock of each director, director nominee and named executive officer and of all directors and executive officers of the Corporation as a group.

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Name	Common Stock Beneficially Owned		Number of Shares under Exercisable Options	Percent of Class

Michael G. Anzilotti	18,500	(2)	0	0.18%
Gainesville, Virginia

J. Randolph Babbitt	226,537	(3)	1,334	2.19%
Reston, Virginia

Michael W. Clarke	767,254	(4)	7,500	7.44%
Vienna, Virginia

John W. Edgemond	90,775	(5)	2,250	0.89%
Reston, Virginia

Martin S. Friedman	64,512	(6)	8,500	0.70%
Great Falls, Virginia

Dean F. Hackemer	247,208	(7)	4,250	2.42%
Fairfax, Virginia

James L. Jadlos	710,365	(8)	3,500	6.86%
Denver, Colorado

Thomas M. Kody	621,864	(9)	8,500	6.05%
McLean, Virginia

Robert C. Shoemaker	399,791	(10)	15,000	3.98%
Fairfax, Virginia

Margaret M. Taylor	1,600		1,250	0.03%
Aldie, Virginia

All Directors & Executive Officers as a group (10 persons)	3,148,405		52,084	30.61%

For purposes of these tables above, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. All shares of common stock indicated in the above tables are subject to the sole investment and voting power of the identified person, except as otherwise set forth in the footnotes below. All data included in the footnotes below is as of March 31, 2014, except for footnote 1.

(1)	According to Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2014 by Mr. Michael Rebibo, as of December 31, 2013, Mr. Rebibo was the beneficial owner of 562,153 shares of the Corporation’s common stock and had shared voting and investment power with respect to 400,449 of the shares.
(2)	Includes 13,500 shares held in trust and with respect to which Mr. Anzilotti shares the power to vote and dispose of the shares.
(3)	Includes 161,043 shares held in trust and with respect to which Mr. Babbitt shares the power to vote and dispose of the shares; 36,470 shares that Mr. Babbitt holds jointly with Katherine Babbitt.
(4)	Includes 92,224 shares held by Mr. Clarke’s spouse; 16,000 shares pledged by Mr. Clarke as collateral for a loan; and 87,502 shares held by Mr. Clarke in margin accounts that may from time to time be pledged as collateral.
(5)	Includes 7,512 shares held by Mr. Edgemond’s spouse; 17,536 shares held by Mr. Edgemond as custodian for minor children; 53,422 shares held in trust and with respect to which Mr. Edgemond shares the power to vote and dispose of such shares.

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(6)	Includes 37,940 shares that Mr. Friedman holds jointly with his spouse, 2,376 of which are held in margin accounts that may from time to time be pledged as collateral; and 5,459 shares held by FJ Capital Long/Short Equity Fund, LLC, of which Mr. Friedman is Managing Member, and all of which are held in margin accounts that may from time to time be pledged as collateral.
(7)	Includes 10,305 shares held by Mr. Hackemer’s spouse and 195,903 shares that Mr. Hackemer holds jointly with his spouse.
(8)	Includes 480,180 shares that Mr. Jadlos holds jointly with his spouse.
(9)	Includes 583,263 shares that Mr. Kody holds jointly with his spouse and 38,601 shares held by Kody Holdings, LLC, of which Mr. Kody has 50% ownership.
(10)	Includes 36,930 shares held by Mr. Shoemaker’s spouse; 256,461 shares that Mr. Shoemaker holds jointly with his spouse, 254,927 of which are pledged as collateral for loans..

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners of companies whose securities are registered under Section 12 of the Exchange Act to file reports with the SEC concerning their ownership of the companies’ securities. Based solely upon the Corporation’s review of such reports, or written representations that no other reports were required, the Corporation believes that all executive officers, directors and greater than 10% beneficial owners filed these required reports on a timely basis with respect to 2013.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board is divided into three classes (I, II, and III) of directors. The term of office for Class III directors will expire at the Annual Meeting. John W. Edgemond and Martin S. Friedman, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class III directors. Michael G. Anzilotti was appointed to the Board of Directors effective February 18, 2014. He was recommended to the Nominating and Governance Committee by a non-employee director. He will also be nominated to serve as a Class III director. If elected, the Class III nominees will serve until the 2017 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.

The specific experience, qualifications, attributes and skills supporting the Board’s recommendation concerning the nominees for election at the Annual Meeting as Class III directors is set forth below, as well as similar information about the Class I and II directors, who will continue in office until the 2015 and 2016 Annual Meetings of Shareholders, respectively. The Board believes that the experience, qualifications, attributes and skills set forth below make each nominee and director a good fit for service on the Board of Directors.

Name (Age)	Served Since (1)	Previous Business Experience
Class III Nominees (To Serve Until the 2017 Annual Meeting)
John W. Edgemond (52)	1999	Mr. Edgemond has served as a director of the Corporation since it was formed in 2002 and has served as a director of Access National Bank (the “Bank”) since it was organized in 1999. Mr. Edgemond is the Owner and President of Greenworks Landscaping, a contract landscape and retail nursery in Chantilly, Virginia, which he founded in 1987. Prior to that time, Mr. Edgemond operated as a sole proprietor in the landscape business in Northern Virginia. Mr. Edgemond graduated from the University of California at Davis with a B.S. degree in plant science. Having started his business as a sole proprietor more than 29 years ago, Mr. Edgemond brings to the Board his hands-on business experience in sales, marketing, financial and human resource management, bank investment, and as a small business borrower and depositor throughout the business life cycle, which experience has been critical to his success.

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Name (Age)	Served Since (1)	Previous Business Experience

Martin S. Friedman (45)	2009	Mr. Friedman has served as a director of the Bank and of the Corporation since 2009. Mr. Friedman is co-founder and serves as CEO of FJ Capital Management, an investment fund firm based in McLean, Virginia, since 2008. Additionally, he currently serves on the Board of Directors of Anchor Bancorp Wisconsin, Inc., holding company for AnchorBank FSB, a $2.1 billion federal savings bank located in Madison, Wisconsin. He was previously Director of Research for Friedman, Billings, Ramsey Group, a research and securities trading firm, from 1998 to 2007. Prior to that, he was a securities analyst with the same firm from 1992 to 1998. Mr. Friedman served on the Board of Directors for Guaranty Savings Bank in Metairie, Louisiana from 2008 to 2009. Mr. Friedman graduated from the University of Maryland with a B.S. degree in Finance. He brings to the Board over 23 years of experience in and around the commercial and investment banking industries, in which he applied and developed skills in financial analysis with an expertise in financial institutions, corporate finance, SEC and banking compliance and management.

Michael G. Anzilotti (64)	2014	Mr. Anzilotti was appointed as a director of the Bank and the Corporation effective February 18, 2014. He was appointed to the Nominating and Governance Committee, Compensation Committee and Audit Committee on the same date. He previously served as President of Virginia Commerce Bancorp, Inc. and as a member of Virginia Commerce Bank's Executive Management team from 2004 until his retirement from Virginia Commerce Bank in 2010. He remained a director of Virginia Commerce Bancorp, Inc. and Virginia Commerce Bank until the company was acquired by United Bankshares, Inc. in January 2014. Prior to joining Virginia Commerce Bank, Mr. Anzilotti spent virtually his entire banking career with First Virginia Bank. He began his career there in 1971 as a management trainee in the accounting department. In 1975, Mr. Anzilotti left First Virginia Bank and became Assistant Comptroller at The National Bank of Washington before returning to First Virginia in 1978. He went on to serve as Senior Vice President and CFO, President of the Northern Virginia Operations Center, and Executive Vice President and Chief Administrative Officer before his ultimate role as President and CEO of First Virginia Bank in Northern Virginia. Mr. Anzilotti graduated from Virginia Tech with a B.S. in Marketing before earning an MBA at George Mason University. He also graduated from the Stonier School of Banking and holds an Honorary Doctorate from George Mason University as well as an Honorary Associates Degree from the Northern Virginia Community College. Mr. Anzilotti brings to the Board over 42 years of experience in banking including accounting, corporate finance, capital management and management of banking operations at all levels.

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Name (Age)	Served Since (1)	Previous Business Experience
Class I Directors (Serving Until the 2015 Annual Meeting)
Michael W. Clarke (52)	1999	Mr. Clarke has served as President, Chief Executive Officer and a director of the Corporation since it was formed in 2002 and has served as President, Chief Executive Officer and a director of the Bank since it was organized in 1999. Prior to joining the Bank, Mr. Clarke served as Chief Credit Officer of Patriot National Bank from its inception in 1990 until the company was sold in 1997 and remained with United Bank in the same capacity through 1998. Prior to joining Patriot, Mr. Clarke was Vice President of commercial lending at Crestar Bank in Alexandria, Virginia, from 1985 to 1989. Mr. Clarke graduated from Virginia Tech with a B.S. degree in finance. Mr. Clarke is a director of the Virginia Tech Foundation and serves on its Audit Committee. Mr. Clarke brings to the Board over 29 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance, capital management and management of banking operations at all levels.

James L. Jadlos (48)	2000	Mr. Jadlos has served as a director of the Corporation since it was formed in 2002, as a director of the Bank since May 2000, and was elected as Chairman of both Boards in January 2011. Mr. Jadlos is currently Chairman of iQual Corporation, a firm providing credit advisory services to consumers and financial institutions. He was previously lead principal of Berlos Capital, LLC, an entity formed to acquire technology and business analytics firms supporting the banking and mortgage sectors. Prior to that, Mr. Jadlos was CEO of McDash Analytics, LLC, a provider of data services to support the mortgage industry and various government entities, including the OCC, OTS and Department of Treasury. McDash Analytics was sold to Lender Processing Services, Inc. in May 2008, where Mr. Jadlos was President and Senior Managing Director of their LPS/Applied Analytics division until May 2010. Mr. Jadlos was also previously the lead principal of Griffin Capital Partners, Inc. based in Denver, Colorado, an advisor to mortgage companies and banks on a nationwide basis with respect to the valuation, sale and brokerage of mortgage assets. Mr. Jadlos is frequently quoted as a leading authority in banking and mortgage banking publications with respect to the valuation, sale and brokerage of mortgage assets. Mr. Jadlos graduated from the University of Virginia with a B.A. degree in economics and has over 24 years of experience in the mortgage industry, which, along with his experience in the creation and management of several emerging business enterprises, has been critical to his success and is invaluable to the Board of Directors.

Class II Directors (Serving Until the 2016 Annual Meeting)
Robert C. Shoemaker (53)	1999	Mr. Shoemaker has served as Executive Vice President and a director of the Corporation since it was formed in 2002 and has served as Executive Vice President and a director of the Bank since it was organized in 1999. He also serves as Chief Credit Officer and Chief Lending Officer of the Bank. From 1990 to 1999, Mr. Shoemaker served as Senior Vice President of construction and real estate lending for Patriot National Bank in Vienna, Virginia and its successor, United Bank. Mr. Shoemaker graduated from the Hankamer School of Business at Baylor University with a B.A. degree in business administration. Mr. Shoemaker has over 29 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance and management of banking operations at all levels, which allows him to provide valuable contributions to the Board.

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Name (Age)	Served Since (1)	Previous Business Experience

Thomas M. Kody (52)	1999	Mr. Kody has served as a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since it was organized in 1999. Since 1994, Mr. Kody has owned and operated a network of automobile dealerships and related businesses in Maryland and Virginia. Mr. Kody graduated from the University of Virginia with a B.A. degree in economics and government and attended the University of Virginia’s McIntire School of Commerce. Mr. Kody’s experience has enabled him to successfully start, purchase and manage business enterprises of a variety of sizes. His particular skills in management, finance, negotiations and investments have been critical to his success and are invaluable attributes with respect to his service on the Board.

J. Randolph Babbitt (67)	2012	Mr. Babbitt has served as a director of the Corporation and the Bank since 2012. He also previously served as a director of the Corporation from 2002 to 2009, and as a director of the Bank from 1999 to 2009. Mr. Babbitt is currently Senior Vice President of Labor Relations for Southwest Airlines Co. He is also Managing Member of Babbitt & Associates, LLC, an aviation consulting firm, which he formed in 2012. Additionally, Mr. Babbitt currently serves on the Board of Directors of Metron Aviation, a subsidiary of Airbus Americas and member of the Airbus ProSky Alliance, a leading provider of advanced air traffic management products and services for the global aviation industry. From 2009 to 2011, Mr. Babbitt served as Administrator of the Federal Aviation Administration. Prior to then, he was President and Chief Executive Officer of ECLAT Consulting, Inc., an aviation consulting practice, from its organization in 2001 until its merger into Oliver Wyman in 2007, where Mr. Babbitt served as a Partner. He also formerly served as President of the Air Line Pilots Association, International and has more than 41 years of experience in the aviation field, including almost 25 years as a pilot for Eastern Air Lines. Mr. Babbitt attended the University of Georgia and University of Miami. His extensive experience in a highly regulated industry, as well as his skills in consulting, management and finance, are valuable contributions to the Board.

(1)	If a date prior to 2002, includes term as a director of the Bank prior to the reorganization in which the Corporation became the holding company for the Bank.

Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees recommended by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS III DIRECTORS.

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PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added certain provisions to Section 14A of the Exchange Act, which require that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail in the “Compensation Discussion and Analysis” section, we believe that skilled professionals have been the single most important contributing factor to our success. We believe that we have a competitive compensation program that has assisted in retaining qualified executives. The tenure and continuity of management has been critical to the Corporation’s long term success. We also seek to closely align the interests of our named executive officers to that of our shareholders and believe our compensation structure aligns those long term objectives.

This vote is advisory, which means that the vote on executive compensation is not binding on the Corporation, our Board of Directors or the Compensation Committee of the Board of Directors. However, the Compensation Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, even though they are not required to do so. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in the Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Pursuant to the vote of our shareholders at the 2013 Annual Meeting of Shareholders, we will conduct an advisory vote to approve the compensation of the Corporation’s named executive officers on an annual basis. The next advisory vote to approve the compensation of the Corporation’s named executive officers will occur at the 2015 Annual Meeting of Shareholders.

The Board of Directors believes the Corporation’s compensation practices are appropriate and strongly supports the executive compensation arrangements in place.

The Board of Directors recommends a vote “FOR” advisory APPROVAL OF THE CORPORATION’S executive compensation.

PROPOSAL THREE

Ratification of the Selection of Independent Public Accountants

BDO USA, LLP served as the Corporation’s independent public accountants for the fiscal year ended December 31, 2013, and has been selected by the Audit Committee as independent public accountants for the Corporation for the fiscal year ending December 31, 2014. In the event the selection of BDO USA, LLP is not ratified by the shareholders, the Audit Committee will consider a change in independent public accountants for the fiscal year ending December 31, 2015.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of BDO USA, LLP as the Corporation’s independent auditor.  In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent auditor.  The members of the Audit Committee and the Board believe that continued retention of BDO USA, LLP to serve as the Corporation’s independent auditor is in the best interest of the Corporation and its shareholders.

If not otherwise specified, proxies will be voted FOR ratification of the selection of BDO USA, LLP. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

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The Board of Directors recommends a vote “FOR” proposal THREE to ratify the selection of BDO USA, LLP to serve as independent public accountants for the fiscal year ending December 31, 2014.

corporate governance and the board of directors

The current Board of Directors is comprised of eight members, a majority of whom are “independent,” as defined by the listing standards of the NASDAQ Stock Market, Inc. (“Nasdaq”). During 2013, the Board of Directors was comprised of seven members, a majority of whom were “independent” as defined by Nasdaq listing standards. Michael G. Anzilotti was appointed to the Board of Directors effective February 18, 2014. The Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with the Corporation that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Anzilotti, Babbitt, Edgemond, Jadlos, Kody and Friedman.

Director Thomas M. Kody is married to director James L. Jadlos’ sister.

During 2013, there were 14 meetings of the Board of Directors of the Corporation. Attendance at Board meetings and Board committees was in person or by telephone. All of the directors attended at least 75% of all meetings of the Board and Board committees on which he served When directors are unable to attend a meeting, it is the Corporation’s practice to provide all meeting materials to the director, and the Chief Executive Officer (“CEO”) consults and apprises the director of the meeting’s subject matter, or the Committee Chair apprises the director if it is a committee on which the CEO does not serve.

The Corporation has not adopted a formal policy on directors’ attendance at its annual meetings of shareholders, although all board members are invited and encouraged to attend and, historically, most have done so. Five of the seven then serving board members attended the 2013 Annual Meeting of Shareholders.

Board Leadership Structure and Role in Risk Oversight. The Board believes the interests of the Corporation are best served with the CEO and Chairman positions separated. James Jadlos, an independent director, has served as Chairman of the Board of Directors since January 2011. The Corporation believes this structure is most appropriate as it allows Michael Clarke, the CEO, to focus on the day-to-day direction of the Corporation in furtherance of the long-term strategy established by the Board of Directors, while the Chairman is able to provide strategic guidance to the CEO, handle issues related to shareholder relations, and set the agenda for and preside over the Board of Director meetings. While the Board is responsible for risk oversight as part of its overall duties, the Audit Committee organizes and sets the tone for risk management in the Corporation. The Audit Committee maintains a robust charter and oversees the internal and external audit programs, including loan review, to ensure appropriate integrity and controls are in place. The Audit Committee reviews and adopts enterprise–wide risk assessments, approves all audit contractors and audit engagements, and reviews and evaluates the work product of all auditors designed to monitor the effectiveness of policies and controls and identify potential weaknesses and the status of remediation efforts for previously identified weaknesses or potential weaknesses. The Audit Committee includes only independent directors and excludes and operates independently of the CEO.

The Board meets regularly in Executive Sessions, excluding any employee-director or member of management, and includes the independent public accountants in those sessions no less than annually. The independent public accountant partner in charge of the Corporation’s audit communicates independently with the Audit Committee Chair on a quarterly basis.

The Board of Directors has standing Audit, Nominating and Governance, Compensation, and Loan Committees.

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Nominating and Governance Committee. Members of the Nominating and Governance Committee during 2013 were Messrs. Kody (Chair), Babbitt, Edgemond, Jadlos and Friedman, each of whom was independent under the Nasdaq listing standards. The current members of the Nominating and Governance Committee are Messrs. Kody (Chair), Anzilotti, Babbitt, Edgemond, Friedman and Jadlos, each of whom is independent under the Nasdaq listing standards. Mr. Anzilotti was appointed to the committee on February 18, 2014. The committee met three times in 2013. The committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors and for evaluating the Board’s structure, personnel, committee composition and general governance processes. The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”. The Board of Directors reviews and reassesses the adequacy of this charter annually.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on company matters. In addition, in accordance with the Corporation’s bylaws, no person may be nominated to be or elected a director who would be 70 or older on the date of election. Although the Nominating and Governance Committee Charter does not set forth a formal policy regarding diversity, the committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Corporation and to its shareholders.  The committee evaluates each candidate's qualities in the context of how that candidate would relate and contribute to the Board of Directors as a whole to ensure the Board is comprised of an appropriately diverse group that reflects the needs of the Board of Directors and Corporation at that time. The committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, results of personal and business reference interviews and other relevant information. Candidates whose evaluations are favorable are then recommended by the committee for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

The Board has concluded that each director and director nominee possesses the personal traits described above. In considering the directors’ and director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes that each director and director nominee possesses are discussed in the table under Proposal One Election of Directors on page 4.

While there are no formal procedures for shareholders to submit director candidate recommendations, the Nominating and Governance Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary at the Corporation's principal office in Reston, Virginia and must be received by January 31, 2015 in order to be considered by the Nominating and Governance Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Governance Committee.

In addition, in accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if advance notice of the nomination is provided in writing.  Notice of any such shareholder nominations for the next annual election of directors must be received by the Corporation’s Secretary at the Corporation’s principal office in Reston, Virginia, no later than March 16, 2015, provided that notice of nominations shall not be required to be made more than 90 days prior to the date of the 2015 Annual Meeting.

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In order to be valid, notice of a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including the amount and nature of the nominee’s beneficial ownership of the Corporation, the nominee’s principal occupation for the past five years, his or her age and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director; and (6) the written consent of each nominee to serve as a director if elected.

Compensation Committee. Members of the Compensation Committee during 2013 were Messrs. Friedman (Chair), Babbitt, Edgemond, Jadlos and Kody, each of whom was independent under the Nasdaq listing standards. The current members of the Compensation Committee are Messrs. Friedman (Chair), Anzilotti, Babbitt, Edgemond, Jadlos and Kody, each of whom is independent under the Nasdaq listing standards. Mr. Anzilotti was appointed to the committee on February 18, 2014. The committee met five times in 2013. The committee is responsible for recommending the level of compensation of each executive officer of the Corporation and its subsidiaries, the granting of equity based compensation, employment agreements and other employee compensation plans for approval by the full Board of Directors, except that the Chief Executive Officer is not present during deliberations or voting with respect to his compensation, and the Executive Vice President / Chief Lending Officer is not present during deliberations or voting with respect to his compensation. The committee operates pursuant to a written charter adopted by the Board of Directors, which the committee reviews and reassesses annually and recommends any changes to the Board of Directors for approval. The charter is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”.

Audit Committee. Members of the Audit Committee during 2013 were Messrs. Edgemond (Chair), Babbitt, Friedman, Jadlos and Kody, each of whom satisfied the independence requirements and financial literacy requirements of the Nasdaq listing standards. The current members of the Audit Committee are Messrs. Edgemond (Chair), Anzilotti, Babbitt, Friedman, Jadlos and Kody, each of whom satisfies the independence requirements and financial literacy requirements of the Nasdaq listing standards and SEC regulations applicable to audit committee members. Mr. Anzilotti was appointed to the committee on February 18, 2014.

While the Board of Directors believes that all of its Audit Committee members have the necessary experience and level of financial sophistication to serve effectively on the Audit Committee, the Board has determined that the Corporation does not currently have an “audit committee financial expert,” as defined by the SEC's rules and regulations, serving on the Audit Committee. Nevertheless, the Board of Directors believes that the cumulative experience of the directors serving on the Audit Committee is adequate to provide appropriate oversight of the Corporation’s and the Bank’s audit functions. The members of the Audit Committee have significant management and financial oversight experience in businesses of various size and complexity across a variety of industries. In addition, all members of the Audit Committee have past employment experience in finance or accounting or comparable experience which results in each individual’s financial sophistication.

The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls and other matters relating to corporate governance. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Corporation’s independent public accountants. The Audit Committee met seven times during 2013. The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”. See Report of the Audit Committee on page 32.

Code of Ethics. The Corporation has adopted a Code of Ethics that applies to its directors, executives and employees.  The Corporation’s Code of Ethics is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”.

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Shareholder Communications with the Board of Directors

Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to the Board of Directors as a whole or the individual director, c/o Corporate Secretary, Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191. All shareholder communications must be written and should contain the address, telephone number and email address, if any, of the person submitting the communication. All shareholder communications will be delivered to their addressees. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Secretary or CEO.

Executive Officers Who Are Not Directors

Name (Age)	Executive Officer Since	Current Position	Previous Business Experience

Margaret M. Taylor (50)	2012	Senior Vice President and Chief Financial Officer, Access National Corporation and Access National Bank	Ms. Taylor has served as Senior Vice President and Chief Financial Officer of the Corporation and Bank since June 2012. Prior to this, she served as Senior Vice President, Accounting and Finance, of the Corporation and Bank since April 2012. Before joining the Corporation and Bank, Ms. Taylor was a Partner at Dixon Hughes Goodman LLP, an accounting firm providing attestation and consulting services to a client base consisting of financial institutions and public companies. Ms. Taylor is a certified public accountant and first joined Dixon Hughes Goodman LLP in September 1999. Ms. Taylor graduated from Kennesaw State University Summa Cum Laude with a Bachelor of Business Administration.

Dean F. Hackemer (49)	2004	President, Access National Mortgage, a division of Access National Bank; Senior Vice President, Access National Bank	Mr. Hackemer currently serves as President of Access National Mortgage (“ANM”) and Senior Vice President of the Bank. Mr. Hackemer has served as Senior Vice President of the Bank since 2004, President of Access National Mortgage Corporation (“ANMC”) from 2004 to 2011 and Chief Executive Officer of ANMC from 2005 to 2011. In 2011, the Bank dissolved ANMC and established ANM, a division of Access National Bank. From 2002 to 2004, Mr. Hackemer served as Executive Vice President and Chief Operating Officer of ANMC. From 1992 to 2002 he served as a loan officer, Vice President and Senior Vice President of Mortgage Investment Corporation. Mr. Hackemer graduated from the University of Virginia with a B.A. degree in economics. Mr. Hackemer has over 26 years of banking and mortgage banking experience.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and General Objectives

The overall objective of the Corporation’s various compensation programs is to attract and retain skilled personnel. The Corporation believes the attraction and retention of skilled professionals has been the single most important contributing factor to the Corporation’s success. The Corporation recruits for and places high performance expectations upon its personnel. In order to attract highly skilled personnel, the Corporation aims to provide attractive compensation plans that allow top performing personnel to be well compensated when compared to local bank competitors.

The Compensation Committee periodically assesses the overall compensation provided to its employees, executives and directors against a variety of benchmarks to provide points of reference. The Compensation Committee examines industry sponsored studies, industry white papers, reports in trade publications and practices within individual companies, composites and subgroups of publicly traded banking companies. In reviewing these various data sources, the Compensation Committee examines and considers not only the absolute value of each element of compensation and the total compensation, but also the allocation of each element within the total. The Compensation Committee does not rely upon any single source or formula to explicitly benchmark and determine the pay of its employees and executives.

Although only an advisory vote, the Compensation Committee and Board of Directors also considered the results of the most recent shareholder advisory vote on executive compensation that occurred at the 2013 Annual Meeting of Shareholders. Approximately 88% of the shareholder votes cast were FOR approval of the compensation of the Company’s named executive officers as disclosed in the 2013 Proxy Statement. In consideration of affirmative shareholder approval as well as other factors addressed in this discussion, the Compensation Committee and Board of Directors have maintained the same compensation program for the Corporation’s executives, which it believes to be appropriate under its philosophy of aligning the interests of the executives with the interests of its shareholders.

For this discussion, compensation benefits may be characterized as current compensation and long-term compensation. The Corporation’s current compensation is designed to provide employees with current cash compensation that is viewed favorably and competitively by the employee. Examples of current compensation are base salaries, commissions and cash bonuses. Employees and officers responsible for revenue production and executive duties are compensated more highly than back office and administrative employees. Long-term compensation benefits are designed to provide each employee with the opportunity to create long-term wealth and financial security. Examples of long-term compensation include option awards and retirement plan contributions. Select long-term compensation benefits also serve to align the employee’s long-term interests with that of the Corporation’s shareholders. Furthermore, the Corporation fosters, and in some instances requires, ownership in the Corporation and use of the Corporation’s products and services by personnel at all levels.

Compensation of executive officers is based upon the Compensation Committee’s review of the performance and qualifications of each executive in the context of the business environment, defined job responsibilities, goals and objectives, and is established at least annually. Total compensation of each executive is comprised of base salary and performance-based compensation consisting of annual cash bonuses and stock option awards. In addition, each executive is entitled to participate in all other Corporation-provided benefits such as health and life insurance coverage and the retirement savings plan. The basic compensation arrangement, as well as other covenants and terms designed to protect and benefit the interests of both parties, may be set forth in employment contracts.

Compensation Programs as They Relate to Risk Management

The Compensation Committee and Board conducted their annual assessment between December 2013 and January 2014 and believe the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation, do not encourage imprudent risk-taking behavior, and are consistent with maintaining the organization’s safety and soundness. The business of banking and the delivery of financial services involves a high degree of risk, and risk management is an integral ingredient to a successful enterprise in this industry. The Corporation places a priority on fundamental building blocks to guard against excessive risk taking as follows: 1) Comprehensive Board approved policies and procedures are in place that define risk limits, approval authorities, exception processes and reporting thereof; 2) An effective audit program is in place that includes an enterprise-wide risk management assessment, monitoring and testing program; and 3) Employees and management are held to standards of personal and professional conduct and standards with respect to industry sanctions or investigations, adverse personal financial circumstances, credit, issues with municipal and taxing authorities or creditors or criminal backgrounds.

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The Corporation does not have any compensation arrangements whereby any individual at any level has direct or individual authority over any decision that directly enriches their income. The Corporation does employ individuals who work on a commission or incentive basis. There are enhanced quality control and audit programs contained in the Audit Committee’s audit program that monitor the quality and performance of business generated by such individuals to guard against potential abuse of such programs.

Board Process

The Compensation Committee of the Corporation’s Board of Directors is responsible for recommending and administering compensation of the Corporation’s executive officers, including the named executive officers, and directors. The Committee is comprised of all of the non-employee “independent” directors, as such terms are defined by the SEC and the Nasdaq listing standards. The Committee operates pursuant to a written charter adopted by the Board of Directors. The Committee reviews and reassesses this charter annually and recommends any changes to the Board of Directors for approval.

Under the Corporation’s 2009 Stock Option Plan, the Committee may delegate all or part of its duties and obligations to a designated officer(s) to administer the plan with respect to awards to employees who are not subject to Section 16 of the Exchange Act. The Compensation Committee has delegated authority to the CEO or joint authority to the CFO and CLO to authorize option awards for the purpose of recruiting and retaining non-executive officers and employees of the Corporation.  The Committee historically has not used the services of a compensation consultant with respect to executive and/or director compensation matters, and did not do so for 2013, and does not currently plan to do so for 2014.

The Compensation Committee monitors the compensation environment by reviewing information from various trade resources and publications. The CEO prepares a spreadsheet of data for each executive officer based on performance, and with that, the Committee commences its work to prepare for annual reviews, performance evaluations, bonus awards and salary adjustments early in the fourth quarter of each year. The Committee begins by reviewing past practices and any current issues that have been brought to light that may affect the decision process. With the assistance of the CEO and the Corporate Secretary, the Committee Chair prepares draft evaluations of each named executive officer that outline performance assessments and the various components of compensation. The drafts are reviewed by the Compensation Committee and refined as the year-end financial statement closing process proceeds. The CEO also submits a draft of option award recommendations for all officers and employees other than the named executive officers. Generally, by the time the Board of Directors meeting takes place in January, the financial statements are deemed to be final and the Compensation Committee has finalized its recommendations for action by the full Board of Directors. The Board reviews the recommendations, makes any changes and approves the compensation elements at the same meeting as the financial statements are considered final.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Corporation does not have any employment agreements with its executives. All executive officer employment agreements are with the Bank, which are described below.

On March 15, 2013, the Bank and Mr. Clarke entered into a new employment agreement under which Mr. Clarke serves as President and CEO of the Bank for a current annual base salary of $370,000, subject to annual increases at the discretion of the Board of Directors. Although Mr. Clarke’s performance review for 2013 could have resulted in a salary increase at the discretion of the Board of Directors for 2014, Mr. Clarke requested that his base salary remain the same for 2014 as discussed in the summary under Base Salaries below. The agreement provides for an annual cash performance bonus based upon a performance evaluation by the Board of Directors and in an amount determined in the discretion of the Board of Directors, which could exceed 100% of his base salary, eligibility for an annual grant of at least 10,000 stock options issued at market value and other benefits including life insurance, family health insurance, disability insurance coverage and privileges generally provided to executives, as well as vacation and reimbursement of reasonable business expenses. The agreement also provided for Mr. Clarke to receive 10,000 stock options upon entering into the agreement, which were awarded on the effective date of the agreement.

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Mr. Clarke’s agreement is for a term of 3 years ending March 31, 2016, with automatic 1 year renewals unless at least 120 days advance notice of nonrenewal is provided by either party prior to the end of the initial term or any extended term. Mr. Clarke serves at the pleasure of the Bank’s Board of Directors. If, during the term of the agreement, the Bank terminates Mr. Clarke’s employment without cause (as defined in the agreement) or Mr. Clarke terminates his employment for good reason (as defined in the agreement), Mr. Clarke will be entitled at termination to a lump sum payment equal to 2.75 times his highest reported compensation as reported on Form W-2 in the three full years preceding the termination date. Additionally, Mr. Clarke will be entitled to any bonuses that have been accrued or earned as of the termination date that remain unpaid, and medical, life and disability insurance paid by the Bank (subject to elimination if Mr. Clarke becomes employed and substantially similar coverage is made available to him) for one year from the termination date. If Mr. Clarke’s employment is terminated voluntarily by him within 180 days after a change in control (as defined in the agreement), he will be entitled to the same benefits as if termination were by him for good reason. Also, in the event of a change in control, Mr. Clarke will have the right to assume at cost any insurance contracts owned by the Bank which were acquired for purposes of insuring against Mr. Clarke’s death or disability. The agreement also contains non-competition and non-solicitation covenants for a period of one year following termination of Mr. Clarke’s employment other than a termination by the Bank without cause or by Mr. Clarke for good reason (except that in the case of a termination in connection with a change in control, the covenants will apply). If Mr. Clarke’s employment is terminated by his disability (as defined in the agreement) or death, he or his estate will be paid a lump sum payment at termination equal to 75% of the lump sum payment that would have been paid to him upon a termination following a change in control. (Mr. Clarke or his estate will not receive the bonus and medical, life and disability insurance that would have been received upon a termination following a change in control). In the event the Bank terminates Mr. Clarke’s employment for cause or termination by Mr. Clarke without good reason, Mr. Clarke will be entitled to Bank paid family coverage health insurance benefits for one year from the termination. The agreement also contains clawback provisions subject to and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. If the Board of Directors determines that the financial information used to determine the cash bonus, other incentive-based compensation, the value of the Bank, any financial losses, or exposure to inappropriate risks requires any financial restatement or causes a material noncompliance with the financial reporting requirements for the Bank, then the Board of Directors may require the repayment of all or any portion of the cash bonus or other incentive-based compensation paid to Mr. Clarke for the year for which such financial restatement or material non-compliance occurred. Finally, the agreement contains a covenant requiring Mr. Clarke to maintain ownership in the Corporation’s common stock in an amount equal to the lesser of $1,850,000 (five times his initial base salary under the agreement) or 100,000 shares for so long as the agreement remains in effect.

On March 15, 2013, the Bank and Mr. Shoemaker entered into a new employment agreement under which Mr. Shoemaker serves as Executive Vice President of the Bank. The terms of Mr. Shoemaker’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. Mr. Shoemaker’s current annual salary is $296,800, subject to annual increases at the discretion of the Board of Directors, his annual cash performance bonus opportunity is up to 75% of his base salary, and he is eligible to receive an annual grant of at least 7,500 stock options issued at market value. Although Mr. Shoemaker’s performance review for 2013 could have resulted in a salary increase at the discretion of the Board of Directors for 2014, Mr. Shoemaker requested that his base salary remain the same for 2014 as discussed in the summary under Base Salaries below. The agreement also provided for Mr. Shoemaker to receive 7,500 stock options upon entering the agreement, which were awarded on the effective date of the agreement. The lump sum payment due for termination by the Bank without cause or Mr. Shoemaker’s termination for good reason or in connection with Mr. Shoemaker’s termination following a change in control will be equal to 2.0 times his highest reported compensation reported on Form W-2 in the three full years preceding the termination date. Mr. Shoemaker is also required to maintain ownership in the Corporation’s common stock in an amount equal to the lesser of $742,000 (two and one half times his initial base salary under the agreement) or 50,000 shares for so long as the agreement remains in effect.

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On May 9, 2013, the Bank and Ms. Taylor entered into an employment agreement under which Ms. Taylor serves as Senior Vice President and Chief Financial Officer of the Bank. The terms of Ms. Taylor’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. Ms. Taylor’s annual base salary is currently $275,000, subject to annual increases at the discretion of the Board of Directors, her annual cash performance bonus opportunity is up to 30% of her base salary, and she is eligible to receive an annual grant of at least 3,500 stock options issued at market value. Ms. Taylor’s performance review for 2013 resulted in a 5.8% base salary increase for 2014 over 2013. The agreement also provided for Ms. Taylor to receive 1,500 stock options upon entering into the agreement, which were awarded on the effective date of the agreement. The lump sum payment due for termination by the Bank without cause or Ms. Taylor’s termination for good reason or in connection with Ms. Taylor’s termination following a change in control will be equal to 1.0 times her highest reported compensation reported on Form W-2 in the three full years preceding the termination date. Ms. Taylor is also required to maintain ownership in the Corporation’s common stock in the following amounts for so long as the agreement remains in effect: a. During the first year of the agreement, the lesser of 500 shares or $5,000; b. During the second year of the agreement, the lesser of 1,000 shares or $10,000; and c. During the third year of the agreement, the lesser of 2,000 shares or $20,000 and increasing thereafter by the lesser of 1,000 shares or $10,000 on each anniversary of the commencement date until the requirement reaches the lesser of 5,000 shares or $50,000 where it shall remain for so long as the agreement remains in effect.

On March 15, 2013, the Bank and Mr. Hackemer entered into a new employment agreement under which Mr. Hackemer serves as President of Access National Mortgage, a division of Access National Bank, and Senior Vice President of the Bank. The terms of Mr. Hackemer’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. Mr. Hackemer’s annual base salary is currently $350,000, subject to annual increases at the discretion of the Board of Directors, his annual cash performance bonus opportunity is up to 100% of his base salary, and he is eligible to receive an annual grant of at least 5,000 stock options issued at market value. Although Mr. Hackemer’s performance review for 2013 could have resulted in a salary increase at the discretion of the Board of Directors for 2014, Mr. Hackemer requested that his base salary remain the same for 2014 as discussed in the summary under Base Salaries below. The agreement also provided for Mr. Hackemer to receive 5,000 stock options upon entering into the agreement, which were awarded on the effective date of the agreement. The lump sum payment due for termination by the Bank without cause or Mr. Hackemer’s termination for good reason or in connection with Mr. Hackemer’s termination following a change in control will be equal to 1.5 times his highest reported compensation reported on Form W-2 in the three full years preceding the termination date. Mr. Hackemer is also required to maintain ownership in the Corporation’s common stock in an amount equal to the lesser of $875,000 (two and one half times his initial base salary under the agreement) or 50,000 shares for so long as the agreement remains in effect.

On November 19, 2013, Messrs. Clarke, Shoemaker, Hackemer and Ms. Taylor entered into amendments to their employment agreements.  Each amendment provides that, if Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), could apply to compensation to be paid under each executive’s employment agreement in connection with a change in control in the ownership or control of the Bank, cash payments to the executive shall be reduced to the extent necessary so that none of the executive’s compensation shall be considered an “excess parachute payment” under Section 280G of the Code (such reduction, the “280G Cutback”); provided, however, that no such reduction shall be made if the net economic benefit to the executive of compensation to be paid in connection with a change in control in the ownership or control of the  Bank is greater without giving effect to the 280G Cutback.

The Corporation presently utilizes the following elements of compensation that are discussed generally and specifically as it relates to its named executive officers.

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Base Salaries

As the practice is customary in the financial services industry, the Corporation chooses to pay base salaries on regular intervals to reward employees for their qualifications and the discharge of duties in tending to the daily affairs of the Corporation. The Corporation expects base salaries to provide its employees with adequate cash flow to afford a lifestyle commensurate with their professional status and accomplishments. Certain sales personnel receive commissions as their primary compensation in lieu of salaries in order to reward successful sales efforts. The Corporation determines base salaries within the framework of general practices within the industry and considers individual duties and responsibilities in making salary determinations. Salary adjustments are made from time to time to reward performance against periodic goals and expanding the scope of activity and responsibility. Base salaries are the most important element of compensation as many other elements discussed in this Compensation Discussion and Analysis are determined based upon the underlying base salary of the employee or executive.

For officers and employees other than the named executive officers, salaries are administered under policies and guidelines set forth by management that are deemed reasonable for the nature of each employee’s responsibility, business conditions, skills, and performance. Generally all employees receive a competitive base salary commensurate with their skills, experience and responsibilities. The Corporation has a Salary Administration Program that is managed by the Director of Human Resources that ensures that properly documented performance reviews and salary adjustments are made in time intervals that are appropriate.

The current base salaries and results of annual review adjustments for the Corporation’s named executive officers are explained above in the summary of the employment agreements. The evaluation criteria for named executive officer base salary adjustments are substantially similar to and reviewed at the same time as the performance factors described under the Cash Bonuses section that follows.

With respect to base salary increases and awards of stock options, which are granted at the discretion of the Board, the Committee subjectively evaluates the factors in their totality and does not employ a formula which predetermines the relative weighting of the factors.

For the fourth quarter of 2013, each of the named executive officers recommended and accepted a 10% reduction in their base salary. Due to various factors and market conditions, including a reduction in mortgage loan volume and gain on sale margins, the profitability of the mortgage division declined significantly during the second half of 2013 in comparison to 2012. During the third and fourth quarter of 2013, management was able to right size operations and align overhead with expected production. This included the voluntary base salary reduction of 10% for Messrs. Clarke, Shoemaker and Hackemer and Ms. Taylor, effective October 1, 2013 through December 31, 2013. These factors contributed to the mortgage division’s profitability for the fourth quarter of 2013 compared to a near break-even performance in the third quarter of 2013. Additionally, as discussed above in the summary of the employment agreements, despite 2013 performance reviews that could have resulted in base salary increases at the discretion of the Board of Directors for 2014, Messrs. Clarke, Shoemaker and Hackemer requested that the Board maintain each of their base salaries for 2014 at the 2013 level outlined in their respective employment agreements because of their responsibilities for the revenue and profitability of the Corporation. The President of the mortgage division also recommended and accepted a continued reduction in his base salary of 5% through at least the first quarter of 2014. This proactive approach reflects the integrity of executive management, the culture of the Corporation and the alignment of the executives’ interests with that of its shareholders.

Cash Bonuses (Non-Equity Incentive)

The Corporation’s practice is to award cash bonuses annually to its officers and other select employees based upon satisfaction of selected performance objectives during the preceding year. This practice is designed to encourage executives and employees to reach and exceed financial and non-financial goals in the continuing development of the Corporation’s business. The Corporation pays this compensation element to motivate performance that advances the ongoing interests of its shareholders.

With respect to performance-based cash bonuses, the named executive officers of the Corporation (other than the President of the Mortgage division) are primarily evaluated based upon the 5 quantitative and qualitative assessment factors indicated below. Under each assessment factor, there are sub-components that are rated on a scale of 0-5, with 0 indicating “Failure to Perform” and 5 indicating “Outstanding” performance. The sub-components are then aggregated into a composite rating or average resulting in a 0-5 rating for each of the broader assessment factors. The assessment factors are then aggregated into an overall composite or average rating that is applied toward the eligible base cash bonus as set forth in the executive’s employment contract. There is no minimum payment threshold.

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☐	Regulatory Exam / Audit results. The maximum bonus award would be achieved by maintaining high ratings against corporate objectives in all of the sub-components.
▪	Regulatory Exams
▪	Internal Audit Results
▪	External Audit Results
☐	Asset Quality. The maximum bonus award would be achieved by maintaining outstanding ratings in Regulatory and Loan Reviews as well as outstanding asset quality measures compared against various peer groups.
▪	Regulatory Assessment
▪	Loan Review
▪	Past Dues
▪	Non-Performing Assets
▪	Charge Offs
☐	Return on Equity. The maximum bonus award would be achieved by both meeting budget goals and outperforming peers.
▪	Budget
▪	Peers
☐	General Budget Performance. The maximum bonus award would be achieved by meeting or exceeding budget goals.
▪	Net Income - consolidated
▪	Net Income - Bank only before tax and provision for loan losses
▪	Asset Growth
☐	Leadership, Governance and Relationships. The maximum bonus award would be achieved by ratings of outstanding in each of the sub-components.
▪	Quality
▪	Productivity
▪	Knowledge
▪	Reliability/Timeliness
▪	Attendance
▪	Initiative
▪	Creativity
▪	Working Relationships
▪	Adherence to Policies and Plans

When evaluating the performance in Asset Quality and Return on Equity, the Compensation Committee assesses data from the following sources:

☐	All FDIC-insured commercial banks with assets between $100 million and $1 billion. The data is released quarterly by the FDIC (www2.fdic.gov/qbp) and for 2013 summarizes the averages of key data points for approximately 3,503 commercial banks. The average asset size of banks within the group was $1.25 billion compared to the Bank’s reported total assets of $846 million as of September 30, 2013. This data source is focused upon operating commercial banks and is used to compare performance of the Corporation’s subsidiary bank, exclusive of the holding corporation.

☐	The Quarterly Community Bank Report as published by Ambassador Financial Group. For 2013, this peer data contains performance statistics for the following 26 banks and consolidated public holding companies of commercial banks established since 1980 in the Washington DC MSA region, ranked by assets in descending order: EagleBank, Cardinal Bank, Virginia Commerce, Old Line, WashingtonFirst Bank, Bank of Georgetown, Access National, Virginia Heritage, Sonabank, John Marshall, First Virginia Community, Capital Bank, Revere Bank, Congressional Bank, Monument Bank, Business Bank, Frederick County, Chain Bridge, MainStreet Bank, Freedom Bank, Damascus Community, City First, County First, BlueRidge Bank, Oak View National and Millenium Bank. The Corporation’s total assets of $845 million as of September 30, 2013 fall above the peer group median of $452 million.

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Additionally for 2013, peer data containing performance statistics for the Top 5 banks and consolidated public holding companies of commercial banks established since 1980 in the Washington DC MSA region, ranked by Return on Equity in descending order: Capital Bank, Access National, EagleBank, John Marshall and Burke & Herbert Banking and Trust.

Both peer group comparisons are used to obtain additional public data of financial institutions that are not tracked for operating banks through the FDIC source listed above. In previous years, community bank and thrift peer data as published by Scott & Stringfellow, Inc. was used by the Compensation Committee; however, this data is no longer available.

☐	Data generated from SNL Financial, LC of peer financial institutions comprised of banks or consolidated public holding companies located in Virginia, Maryland and Washington DC with market capitalization of $50 million to $1 billion, and total assets between $138 million and $4.6 billion, with a median of $988 million. This peer data contains performance statistics for the following 43 banks and consolidated public holding companies of banks and thrifts, ranked by Return on Average Equity in descending order: C&F Financial Corporation, Monarch Financial Holdings, Inc., Access National Corporation, Chesapeake Financial Shares, Inc., Benchmark Bankshares, Inc., Bay Bancorp, Inc., Eagle Bancorp, Inc., John Marshall Bank, Burke & Herbert Banking and Trust, Valley Financial Corporation, National Bankshares, Inc., Eagle Financial Services, Inc., Virginia Heritage Bank, American National Bankshares Inc., Virginia Commerce Bancorp, Inc., Sandy Spring Bancorp, Inc., Bank of Southside Virginia Corporation, Cardinal Financial Corporation, Community Financial Corporation, Union First Market Bankshares Corporation, Fauquier Bankshares, Inc., First Capital Bancorp, Inc., TowneBank, National Capital Bank of Washington, Carter Bank and Trust, First Community Bancshares, Inc., WashingtonFirst Bankshares, Inc., Southern National Bancorp of Virginia, Inc., Middleburg Financial Corporation, StellarOne Corporation, Calvin B. Taylor Bankshares, Inc., Virginia National Bank, Community Bankers Trust Corporation, Old Line Bancshares, Inc., Old Point Financial Corporation, First Virginia Community Bank, United Financial Banking Companies, Inc., Hampton Roads Bankshares, Inc., BCSB Bancorp, Inc., Xenith Bankshares, Inc., Eastern Virginia Bankshares, Inc., Shore Bancshares, Inc. and Easton Bancorp, Inc.

Evaluations of the named executive officers also have a subjective element, at the full discretion of the Board. In addition to the base cash bonus, an additional amount of cash bonus may be awarded under this subjective evaluation and is intended to reward exceptional performance in areas such as Return on Equity and Return on Assets, both at nominal levels and in relation to peers.

The employment agreement of the President and Chief Executive Officer of the Bank provides that he is eligible to receive an annual cash bonus based upon a performance evaluation by the Board of Directors and in an amount determined in the discretion of the Board of Directors, which could exceed 100% of his base salary. Based upon the Committee’s evaluation of 2013 performance, Mr. Clarke received a composite evaluation of 4.45 and was awarded a cash bonus of $180,272 as a base level award and $185,000 as an additional discretionary amount for strong performance in Return on Average Assets and Return on Average Equity compared to the peer data discussed on page 18, the total of which represented 98.7% of his $370,000 base salary for 2013. The bonus was paid in March 2014.

The employment agreement of the Executive Vice President, Chief Lending Officer provides that he is eligible to receive an annual cash bonus based upon a performance evaluation by the Board of Directors in an amount up to 75% of his base salary. The amount of his annual cash bonus is at the discretion of the Board of Directors, and could exceed 75% of his base salary. For 2013 performance, Mr. Shoemaker received a composite evaluation of 4.54 and was awarded a cash bonus of $113,402 as a base level award and $111,300 as an additional discretionary amount for strong performance in Return on Average Assets and Return on Average Equity compared to the peer data discussed on page 18, as well as recognition of strong asset quality statistics and management thereof, particularly in desirable asset classes that have helped grow core deposits, as well as year over year growth in bank segment net income before loan loss provision and taxes. The total award of $224,702 represented 75.7% of his $296,800 base salary for 2013. The bonus was paid in March 2014.

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The employment agreement of the Senior Vice President, Chief Financial Officer provides that she is eligible to receive an annual cash bonus based upon a performance evaluation by the Board of Directors in an amount up to 30% of her base salary. The amount of her annual cash bonus is at the discretion of the Board of Directors, and could exceed 30% of her base salary. For 2013 performance, Ms. Taylor received a composite evaluation of 4.56 and was awarded a cash bonus of $80,340 as a base level award and $19,660 as an additional discretionary amount for a total of $100,000 or 38.5% of her $260,000 base salary for 2013. Ms. Taylor’s additional bonus recognized her performance in exceeding expectations in the areas of business strategy involvement, investor relations, capital planning and internal management reporting effectiveness. The bonus was paid in March 2014.

The President of the Mortgage division, which position is currently held by Mr. Hackemer, is evaluated based upon the following performance factors of such business unit. Each of the 4 factors is equally weighted. Within each factor are sub-components of performance factors. The same 0-5 rating scales as described above are utilized in Mr. Hackemer’s evaluation. The maximum bonus award would be achieved by meeting or exceeding the budget or established goals in each of the sub-components, and a minimum composite score of 2.5 is required to receive any base level cash bonus.

☐	Financial Performance
▪	Origination volume
▪	Pre-Tax Margins
▪	Net Income – Access National Mortgage Corporation and Access National Mortgage division, compared to budget
▪	Net Income - consolidated Corporation, compared to budget
☐	Infrastructure Development / Business Plan Adherence
▪	Production objectives
▪	Recruiting
▪	Expansion of in-bound volume
▪	Referral Program with Bank
▪	Personnel Development
☐	Quality Control Program
▪	Regulatory Compliance / Exam
▪	Internal Audit Results
▪	Repurchases / Indemnifications
▪	Investor Scorecards
▪	Post-Settlement Documents
▪	Delinquency Rates
☐	Leadership, Governance and Relationships
▪	Quality
▪	Productivity
▪	Knowledge
▪	Reliability/Timeliness
▪	Attendance
▪	Initiative
▪	Creativity
▪	Working Relationships
▪	Adherence to Policies and Plans

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The employment agreement of the President of the Mortgage division provides that he is eligible to receive an annual cash bonus in an amount up to 100% of his base salary, based on an evaluation of the performance factors listed above. Based upon the Committee’s evaluation of 2013 performance, Mr. Hackemer received a composite evaluation of 4.27, which was above the minimum performance threshold. Mr. Hackemer was awarded a base level cash bonus of $298,667, representing 85.3% of his $350,000 base salary for 2013. The bonus was paid in March 2014.

Cash bonuses that are paid to officers and employees other than the named executive officers are predicated upon similar factors, adjusted for individual job responsibilities. In general, “line” or customer contact personnel are provided the opportunity to earn cash bonuses of up to 25% of their base salary, and administrative and back office positions up to 15% of base salary.

The cash bonuses as described above are also reported in the Summary Compensation Table under the columns “Bonus” and ”Non-Equity Incentive Plan Compensation”, as well as in the Grants of Plan-Based Awards table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column.

Dividend Reinvestment and Stock Purchase Plan (DRSPP)

The Corporation maintains a DRSPP as a benefit to its shareholders. Consistent with its philosophy of facilitating employee stock ownership, the Corporation actively facilitates participation in the DRSPP by its officers and employees. The DRSPP is available to all shareholders of the Corporation on the same basis as employees, except that non-employee shareholders cannot use the payroll deduction feature to make optional purchases under the plan. The Corporation facilitates regular payroll deductions and permits after tax bonuses to be used to make purchases under the plan. The plan provides that shares acquired from the Corporation through the plan are purchased at a 5% discount from the market price. Once contributions are made to the plan, the employee participant is free to trade or withdraw funds from the plan in a manner consistent with any other shareholder participant.

This practice is designed to reward employee stock ownership. The Corporation chooses to provide this element because it believes employee stock ownership motivates the Corporation’s employees to pursue the long-term success of the Corporation and aligns their interests with those of the Corporation’s other shareholders.

Most of the Corporation’s named executive officers and directors participate in this plan.

Executive Stock Ownership Covenants

The Corporation requires its President and CEO to maintain ownership in the Corporation’s common stock in an amount equal to the lesser of $1,850,000 or 100,000 shares for so long as his employment agreement is in effect. As of March 31, 2014, his beneficial holdings exceeded the requirement based upon the closing price of $16.21 with an aggregate value of $12,437,187. The Corporation’s Executive Vice President and Chief Lending Officer is required to maintain ownership in the Corporation’s common stock in an amount equal to the lesser of $742,000 or 50,000 shares for so long as his employment agreement is in effect. As of March 31, 2014, his beneficial holdings exceeded the requirement based upon the closing price of $16.21 with an aggregate value of $6,480,612. The employment agreement of the Senior Vice President, Chief Financial Officer requires that she maintain ownership in the Corporation’s common stock (in increasing amounts during the first 6 years) throughout the term of the agreement as outlined in the Employment Agreement discussion on page 16. As of March 31, 2014, the required ownership amount is the lesser of $5,000 or 500 shares, and on that date, her beneficial holdings exceeded the requirement based upon the closing price of $16.21 with aggregate value of $25,936. The employment agreement of the President of the Mortgage division also requires that he maintain ownership in the Corporation’s common stock in an amount equal to the lesser of $875,000 or 50,000 shares. As of March 31, 2014, his beneficial holdings exceeded the requirement based upon the closing price of $16.21 with an aggregate value of $4,007,242.

Option Awards

In recent years, stock options are the only form of equity compensation the Corporation has granted. The Corporation does not grant restricted stock or other forms of equity compensation. The Corporation makes option awards to select officers and employees. The objective of the option awards is to provide long-term compensation that aligns the officers’ and employees’ interests with those of the shareholders in building share value. The Corporation has chosen to pay this element of compensation as it finds it desirable for its employees to generate wealth due to favorable performance of the Corporation’s stock in the future. Furthermore, this long-term benefit helps the Corporation attract and retain high caliber professionals.

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The Corporation’s practice is to grant option awards during the first quarter of each year to reward and recognize performance in the immediately preceding fiscal year. The Board’s schedule is determined several months in advance, and the proximity of any option awards to significant news announcements or other market events is coincidental. The option awards were granted in the first quarter of 2014 for performance in 2013 and provide for vesting in 4 equal annual installments. Vesting only requires passage of time and continued affiliation with the Corporation and does not require any level of future performance. The option awards were priced at the closing price on the award date. The Corporation expects future option awards to have similar vesting, terms and pricing provisions as the awards granted in the first quarter of 2014.

As outlined in their employment agreements, the executive officers are each entitled to minimum annual option awards for any year in which the executive earns an annual cash bonus under the cash bonus methodology described above. The following is a summary of the annual minimum and actual awards made to each named executive officer for the year ended December 31, 2013.

Executive	Annual Minimum Award	Actual Award(1)
Michael W. Clarke	10,000	10,000
Robert C. Shoemaker	7,500	7,500
Margaret M. Taylor	3,500	5,000
Dean F. Hackemer	5,000	7,500

(1)	Messrs. Clarke, Shoemaker, Hackemer and Ms. Taylor each received an additional stock option award of 10,000, 7,500, 5,000 and 1,500, respectively, in connection with entering into employment agreements in 2013.

The awards for the named executive officers are predicated upon the Compensation Committee’s evaluation of performance of the indicated executive. For 2013, Mr. Hackemer was awarded additional options over the annual minimum award provided in his employment agreement for exhibiting strong leadership and management during a volatile year that began with operational challenges of elevated volume, followed by the fast-paced successful closure of a significant mortgage office and ended with a quest to quickly reduce overhead and right-size the business to expected production volumes significantly below levels experience in recent years. Mr. Hackemer managed to close the major office without loss in the second quarter of 2013, quickly reduced overhead during the third quarter that brought breakeven levels to align with significantly reduced production and ended the year with a segment profitability that enabled a positive budget variance for the consolidated company. For 2013, Ms. Taylor was awarded additional options over the annual minimum award provided in her employment agreement for exceeding expectations in the enhancement of CFO duties that included increased participation in business strategies and planning, investor relations, capital planning and internal management reporting effectiveness.

Option awards for officers and select employees other than the named executive officers are administered in a similar manner. The terms are generally the same. The non-executive officer and employee awards are directed towards line personnel and other key support positions. General guidelines of annual awards are up to 10% of the employee’s base salary calculated upon the aggregate exercise price of the award. Awards are predicated upon the employee’s specific performance for the prior year just ended, as well as the overall corporate performance compared against goal objectives.

All Other Compensation

The Corporation has a 401(k) defined contribution plan available to all employees subject to qualifications under the plan. The plan allows officers and employees of all levels to contribute earnings into a retirement account on a pre-tax basis. In addition, it has been the Corporation’s practice to make discretionary contributions to the plan. In 2013, the Corporation made discretionary contributions to participant accounts equal to 50% of the employees’ contributions. This element of compensation is designed to reward long-term savings and encourage financial security. The Corporation thinks it is in its best interest to encourage its employees to attain long-term financial security through active savings. This compensation benefit is consistent with that philosophy. Furthermore, an attractive retirement plan helps the Corporation attract and retain high caliber professionals. In 2013, each of the Corporation’s named executive officers participated in the 401(k) plan and received matching contributions that are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.

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Certain positions within the Corporation require the Corporation’s officers and employees to travel and incur communications costs. The Corporation generally does not provide perquisites such as Corporation owned vehicles or cellular phones. The Corporation provides its named executive officers with expense allowances that are commensurate with the requirements of the duties and role of the individual within the Corporation’s business and the community. Under their employment agreements, Messrs. Clarke, Shoemaker and Hackemer each receive a flat dollar amount for auto expenses and communication expenses. The objective of these types of compensation benefits is to compensate select employees for use of their personal assets in the discharge of their duties. The Corporation does not “audit” the underlying activity so it is possible that actual expenses incurred by the employee may be more or less than the benefit provided. The amount paid is the Corporation’s estimate of the appropriate cost for the indicated service or asset. The aggregate amount of these benefits is reported on the employee’s Form W-2 and included in the taxable income reported by the Corporation for the employee. These auto and communication expense amounts for the Corporation’s named executive officers for 2013 are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table. In 2014, these expense amounts will be:

	Monthly Expense
Executive	Auto	Communication
Michael W. Clarke	$700	$100
Robert C. Shoemaker	$600	$100
Margaret M. Taylor	-0-	-0-
Dean F. Hackemer	$600	$100

The Corporation’s named executive officers participate in and receive the same health insurance benefits as all other employees. However, in order to attract and retain high level executives, the Corporation has found it necessary to pay the amount of the premium that would normally be payable by the employee. The premiums are reported in the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.

Perquisites

The Corporation does not provide any personal benefits to its named executive officers outside of those discussed above. The Corporation currently does not provide any of the following to any of its named executives: club memberships not used exclusively for business purposes, extraordinary life insurance coverage, personal financial or tax advice, personal travel, housing or living expenses, security services, commuting expenses, or discounts on products or services that are not generally available to all other employees.

Change In Control Benefits

Change in control benefits for certain named executive officers are detailed under “Employment Agreements and Potential Payments Upon Termination or Change in Control” above. This benefit is designed to compensate executives in the event there is a significant change in the Corporation’s business that effectively renders the executives’ services unnecessary or diminished in stature. The Corporation has chosen to make this benefit available in order to attract and retain the executives. Such benefits are customary in the financial services industry and are designed to provide executives with a liquidity event that can assist them in maintaining their lifestyle while seeking new employment. The re-employment time for high level executives is generally longer than for other professionals. This element of compensation is an important long-term compensation component that facilitates retention in an industry segment that is characterized by high volumes of merger and acquisition activity.

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Potential Payments Upon Termination or Change in Control

The following table shows the estimated payments to or benefits to be received by each of the named executive officers upon the following termination events or upon a change of control of the Corporation, in each case assuming that each termination event or the change in control occurred on December 31, 2013, and assuming a stock price of $14.95 which was the closing stock price of the Corporation’s common stock on December 31, 2013. The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control.

At termination, a named executive officer is entitled to receive all amounts accrued and vested under our 401(k) plan according to the same terms as other employees participating in those plans, so these benefits are not reflected in the table below. A named executive officer is also entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include earned and unpaid base salary and vested stock or option awards and are not reflected in the table below. As a benefit to all employees, the Bank provides life insurance in the amount of 2 times the employee’s annual salary at the time of death, subject to a maximum of $500,000. These amounts are not included in the table below as the benefit is available to all full-time employees on the same basis.

		Employer termination without cause, Employee termination with good reason, or Employee termination within 180 days after a change in control		Employer termination with cause or Employee termination without good reason		Termination as a consequence of death or disability

Michael W. Clarke	Post termination compensation	$2,715,809	(1)	$0		$2,036,857	(7)
	Earned and unpaid cash bonus	365,272	(9)	$0		$0
	Health care benefits continuation	$17,696	(5)	$14,835	(5)	$0
	Early vesting of unvested options	$42,825	(6)	$0		$0
	Total Value	$3,141,602	(8)	$14,835		$2,036,857

Robert C. Shoemaker	Post termination compensation	$1,214,301	(2)	$0		$910,726	(7)
	Earned and unpaid cash bonus	224,702	(9)	$0		$0
	Health care benefits continuation	$20,596	(5)	$18,235	(5)	$0
	Early vesting of unvested options	$32,119	(6)	$0		$0
	Total Value	$1,491,718	(8)	$18,535		$910,726

Margaret M. Taylor	Post termination compensation	$222,727	(3)	$0		$167,045	(7)
	Earned and unpaid cash bonus	100,000	(9)	$0		$0
	Health care benefits continuation	$1,995	(5)	$1,298	(5)	$0
	Early vesting of unvested options	$9,240	(6)	$0		$0
	Total Value	$333,962	(8)	$1,298		$167,045

Dean F. Hackemer	Post termination compensation	$1,714,715	(4)	$0		$1,286,036	(7)
	Earned and unpaid cash bonus	298,667	(9)	$0		$0
	Health care benefits continuation	$21,564	(5)	$18,060	(5)	$0
	Early vesting of unvested options	$42,825	(6)	$0		$0
	Total Value	$2,077,771	(8)	$18,060		$1,286,036

(1)	Lump sum payment equal to 2.75x highest reported compensation as reported on Form W-2 in 3 full years preceding termination date.
(2)	Lump sum payment equal to 2.0x highest reported compensation as reported on Form W-2 in 3 full years preceding termination date.
(3)	Lump sum payment equal to 1x highest reported compensation as reported on Form W-2 in 3 full years preceding termination date.
(4)	Lump sum payment equal to 1.5x highest reported compensation as reported on Form W-2 in 3 full years preceding termination date.

(5) Continuation of medical, life and disability insurance for one year from the termination date for employer termination without cause, employee termination with good reason, and employee termination within 180 days after a change in control.  Continuation of medical insurance for one year from the termination date for employer termination with cause or employee termination without good reason.

(6) Options may first be exercised on the date of the change in control.

(7) Lump sum payment equal to 75% of the lump sum payment that would have been paid upon a termination following a change in control.

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(8) For termination within 180 days after a change in control, these amounts do not take into account any reductions that may be required in order to comply with the 280G Cutback provision in each named executive officer’s employment agreement, if such 280G Cutback is applicable.

(9) Cash bonus accrued or earned and unpaid as of the termination date.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, subsequently recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.

Compensation Committee:

Martin S. Friedman (Chair)

Michael G. Anzilotti

J. Randolph Babbitt

John W. Edgemond

James L. Jadlos

Thomas M. Kody

The following table summarizes the total compensation for the year ended December 31, 2013 of the Corporation’s Chief Executive Officer, Chief Financial Officer and each of the Corporation’s next two most highly compensated executive officers. The Corporation did not have any other executive officers during 2013. The Corporation refers throughout this Proxy Statement to the individuals in the following table as the named executive officers.

Summary Compensation Table

Fiscal 2013

Name and Principal Position	Year	Salary ($)[1,2]	Bonus ($)[1,3]	Stock Awards ($)	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[1,2,3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)[1,5]	Total ($)
Michael W. Clarke,	2013	360,750	185,000	—	63,393	180,272	—	36,046	825,461
President, Chief	2012	350,000	175,000	—	30,558	175,000	—	32,469	763,027
Executive Officer	2011	330,000	148,017	—	23,733	151,983	—	33,432	687,165
Robert C.	2013	289,380	111,300	—	47,545	113,402	—	37,746	599,373
Shoemaker,	2012	280,000	70,000	—	22,919	98,000	—	33,444	504,363
Executive Vice	2011	265,000	84,414	—	17,800	90,586	—	34,428	492,228
President, Chief
Lending Officer
Margaret M. Taylor,	2013	253,500	19,660	—	14,145	80,340	—	10,745	378,390
Senior Vice	2012	145,513	5,000	—	7,276	45,000	—	—	195,513
President, Chief
Financial Officer [6]
Dean F. Hackemer,	2013	341,250	—	—	53,121	298,667	—	38,714	731,752
Senior Vice	2012	328,000	134,865	—	30,558	315,135	—	33,699	842,257
President, Access	2011	315,000	77,903	—	17,800	300,097	—	34,831	745,631
National Bank;
Division President,
Access National
Mortgage

(1)	Salaries and other cash compensation are paid by Access National Bank, or Access National Mortgage Corporation prior to its dissolution in July 2011.

(2) Also includes any amounts contributed by the executive to the 401(k) plan.

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(3)	Except for the discretionary portions of annual cash bonuses earned during 2013, 2012 and 2011, annual cash bonuses earned under each named executive officer’s current or former employment agreement or arrangement based on an evaluation by the Compensation Committee of performance during 2013, 2012 and 2011, respectively, are reported in this table as “Non-Equity Incentive Plan Compensation.”
(4)	The amounts in this column reflect the aggregate grant date fair value of options awarded to each named executive officer during each of 2013, 2012 and 2011 under the 2009 Stock Option Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2013 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 14, 2014.
(5)	The amounts in this column for 2013 are detailed in the All Other Compensation table below.
(6)	Ms. Taylor was not employed by Access National Bank or Access National Corporation in 2011.

All Other Compensation

Fiscal 2013

Name	Auto and Communication Expense Allowance ($)	401(k) Employer Match[1] ($)	Company Paid Insurance Premiums ($)	Total ($)
Michael W. Clarke	9,600	8,750	17,696	36,046
Robert C. Shoemaker	8,400	8,750	20,596	37,746
Margaret M. Taylor	-0-	8,750	1,995	10,745
Dean F. Hackemer	8,400	8,750	21,564	38,714

(1)	Reflects amounts paid as 401(k) profit sharing match to participating employees.

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The following table summarizes certain information with respect to incentive-based cash bonus awards granted to the named executive officers during or for the year ended December 31, 2013 and reflects the amounts that could have been paid under each such award. The table also reflects option awards (i) granted to the named executive officers in 2013 in connection with entering into new employment agreements and (ii) that the named executive officers could have received under their employment agreements in 2014 based on 2013 performance.

Grants of Plan-Based Awards

Fiscal 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target[1,2] ($)	Maximum ($)	Threshold[3] (#)	Target (#)	Maximum (#)	or Units (#)	Options[4] (#)	Awards ($/Sh)	Awards[5] ($)
Michael W.	—	—	—	—	—	—	—	—	—	—	—
Clarke	03/15/13	—	—	—	—	—	—	—	10,000	16.22	32,787
	01/22/14	—	—	—	10,000	—	—	—	—	15.97	24,966

Robert C.	—	—	222,600	—	—	—	—	—	—	—	—
Shoemaker	03/15/13	—	—	—	—	—	—	—	7,500	16.22	24,590
	01/22/14	—	—	—	7,500	—	—	—	—	15.97	18,724

Margaret M.	—	—	78,000	—	—	—	—	—	—	—	—
Taylor	05/09/13	—	—	—	—	—	—	—	1,500	12.79	3,433
	01/22/14	—	—	—	3,500	—	—	—	—	15.97	8,738

Dean F.	—	—	350,000	—	—	—	—	—	—	—	—
Hackemer	03/15/13	—	—	—	—	—	—	—	5,000	16.22	16,393
	01/22/14	—	—	—	5,000	—	—	—	—	15.97	12,489

(1)	Except for Mr. Clarke, reflects target amount that could be earned as a non-equity incentive award based on 2013 performance. The employment agreements of each of the named executive officers provide for non-equity incentive awards that do not have a minimum threshold or maximum payment level. These bonuses can range anywhere from 0 to a specified percent of the named executive officer’s salary or above in the Board’s discretion (see the “Cash Bonuses (Non-Equity Incentive)” section of the Compensation Discussion and Analysis for specific percentages for each executive). Mr. Clarke’s employment agreement does not provide a target amount that could be earned as a non-equity incentive award.
(2)	All of these target amounts are percentages of the individual’s 2013 base salary. The actual amount of the non-equity incentive plan award earned was determined by the Compensation Committee and Board of Directors on January 22, 2014 and paid shortly thereafter and is reported as “Non-Equity Incentive Plan Compensation” for Messrs. Clarke, Shoemaker and Hackemer and Ms. Taylor in the Summary Compensation Table on page 25.
(3)	Reflects the minimum number of options that could be awarded pursuant to the named executive officer’s employment agreement upon performance that earns an annual cash bonus for the 2013 performance year. The total number of options awarded in 2014 to each named executive officer for 2013 performance is discussed in the “Option Awards” section of the Compensation Discussion and Analysis.
(4)	Reflects the options awarded to each named executive officer in connection with entering into a new employment agreement in 2013.
(5)	The amounts in this column reflect the grant date fair value of the option awards under the 2009 Stock Option Plan for 2013, computed in accordance with FASB ASC Topic 718.

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The following table includes certain information with respect to all unexercised options held by the named executive officers at December 31, 2013. On that date, the named executive officers held no shares of restricted stock.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael W. Clarke	—	7,5003		$9.24	01/31/17
	—	10,0004		$15.21	01/28/18
	—	10,0005		$16.22	03/15/18
Robert C. Shoemaker	7,5002	—		$6.68	07/25/14
	1,875	5,6253		$9.24	01/31/17
	—	7,5004		$15.21	01/28/18
	—	7,5005		$16.22	03/15/18
Margaret M. Taylor	—	1,5006		$10.95	04/09/17
	—	3,5004		$15.21	01/28/18
	—	1,5005		$12.79	05/09/18
Dean F. Hackemer	—	7,5003		$9.24	01/31/17
	—	12,0004		$15.21	01/28/18
	—	5,0005		$16.22	03/15/18

(1)	All options were granted under the 2009 Stock Option Plan.
(2)	This option grant vested on 07/25/13.
(3)	This option grant vests in 4 equal installments as follows: 25% on 01/31/13; 25% on 1/31/14; 25% on 1/31/15; and 25% on 1/31/16.
(4)	This option grant vests in 4 equal installments as follows: 25% on 01/28/14; 25% on 01/28/15; 25% on 01/28/16; and 25% on 01/28/17.
(5)	This option grant vests in 4 equal installments as follows: 25% on 03/15/14; 25% on 03/15/15; 25% on 03/15/16; and 25% on 03/15/17.
(6)	This option grant vests in 4 equal installments as follows: 25% on 04/09/13; 25% on 04/09/14; 25% on 04/09/15; and 25% on 04/09/16.

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The table below provides information regarding the value realized by our named executive officers upon the exercise of stock options during 2013. None of the named executive officers held restricted stock that vested during 2013.

Option Exercises and Stock Vested

Fiscal 2013

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)
Michael W. Clarke	12,500	$82,900
Robert C. Shoemaker	7,500	$44,325
Margaret M. Taylor	500	$2,665
Dean F. Hackemer	10,000	$69,600

(1)	Value realized is the aggregate number of options exercised multiplied by the closing market price of the Corporation’s common stock on the date of exercise minus the aggregate exercise price paid.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2013 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders – 2009 Stock Option Plan	281,380	$11.77	536,963
Equity compensation plans not approved by security holders	—	—	—
Total	281,380	$11.77	536,963

Director Compensation

The compensation philosophy and objectives described earlier also apply to the Corporation’s non-employee directors. The Corporation’s general practice is to pay the directors a basic cash retainer on a quarterly basis that is designed to compensate directors for their participation on the Board and the execution of their basic duties and responsibilities. Beginning in 2006 (for 2005 performance), the Compensation Committee also conducts an annual evaluation of performance under criteria similar to that used for its executive cash bonuses for payment of annual incentives to directors. Incentives are paid in cash, option awards or some combination thereof.

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The Corporation monitors the level of compensation of its non-employee directors in the aggregate and by element as it compares to the compensation of its CEO. The Corporation believes the collective responsibility of the directors is commensurate to that of its CEO, although the duties do not require a full-time level of effort.

In 2013, the non-employee directors received a basic retainer of $36,000 each, paid quarterly. The Chairman received an additional $1,000 per month designed to compensate him for the added responsibilities as Chairman. The collective retainer amount paid to the directors in 2013 was $192,000, which equals 51.9% of the 2013 base salary of the CEO. These amounts are reflected in the Director Compensation table under the column “Fees Earned or Paid in Cash”.

With respect to incentive payment for performance in 2013, the non-employee directors were granted stock option awards of 5,000 each, or 25,000 in the aggregate. The directors also received as a cash incentive $35,532 each, or $177,660 in the aggregate. The options awarded for 2013 performance were granted in January 2014 under terms identical to option awards for executives and other employees.

The non-employee directors agreed to a basic retainer of $36,000 each for fiscal year 2014, payable quarterly, with the exception of Mr. Anzilotti who will receive $33,000 for partial year service, and the Chairman will receive an additional $12,000 retainer for fiscal year 2014, payable monthly. The collective retainer amount to be paid to the directors for 2014 is $225,000 in the aggregate, which equates to 60.8% of the CEO’s base salary for 2014. At the end of 2014 and into the first quarter of 2015, the Compensation Committee expects to evaluate director performance for incentive awards in connection with 2014 performance and set basic compensation for 2015.

The following table provides compensation information for the year ended December 31, 2013 for each non-employee member of the Corporation’s Board of Directors.

Director Compensation

Fiscal 2013

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James L. Jadlos	83,532	—	12,243	—	—	—	95,775
J. Randolph Babbitt	71,532	—	4,083	—	—	—	75,615
John W. Edgemond	71,532	—	12,243	—	—	—	83,775
Martin S. Friedman	71,532	—	12,243	—	—	—	83,775
Thomas M. Kody	71,532	—	12,243	—	—	—	83,775

(1)	Messrs. Clarke and Shoemaker are not included in this table as they are employees of the Corporation and thus receive no compensation for services as directors on the Corporation’s Board. The compensation received by Messrs. Clarke and Shoemaker is shown in the Summary Compensation Table on page 25.
(2)	Amounts include cash retainer paid for 2013 service and cash incentive payments paid for 2013 performance.
(3)	The amounts in this column reflect the grant date fair value of options awarded to each non-employee director during 2013 under the 2009 Stock Option Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2013 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 14, 2014. As of December 31, 2013, each non-employee director had the following number of options outstanding: Jadlos: 9,000; Babbitt: 1,334; Edgemond: 7,750; Friedman: 14,000; and Kody: 14,000.

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The Corporation’s general practice is to pay directors a quarterly cash retainer (Fees Earned or Paid in Cash column) in addition to an annual incentive in the form of cash, options or some combination thereof (Option Awards and Fees Earned or Paid in Cash columns).

The Compensation Committee is responsible for establishing and administering director compensation, and makes recommendations for the same to the Board of Directors for action/approval. See the Director Compensation and Board Process sections of the Compensation Discussion and Analysis beginning on page 13 for further details.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2013 were Messrs. Friedman (Chair), Babbitt, Edgemond, Jadlos and Kody. During 2013, none of our executive officers or employees served as a member of our Compensation Committee, and no member of our Compensation Committee has previously served as an executive officer of the Corporation. Further, during 2013 and as of the date of this Proxy Statement, none of our executive officers:

•	served on the compensation committee, or other body performing a similar function, of any entity for which any member of the Compensation Committee served as an executive officer;

•	served as a director of any entity for which any member of the Compensation Committee served as an executive officer; or

•	served as a member of the compensation committee, or other body performing a similar function, of any entity for which one of the Corporation’s directors served as an executive officer.

Certain Relationships and Related Transactions

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to the Corporation and which do not present more than the normal risk of collectability or other unfavorable terms. These related parties were indebted to the Corporation for loans totaling $7.7 million and $8.7 million at December 31, 2013 and 2012, respectively. During 2013, total principal additions were $218 thousand and total principal payments and changes in related parties’ debt were $1,261 thousand. The Corporation also has outstanding unused commitments to related parties amounting to $3 million at December 31, 2013.  The aggregate amount of deposits at December 31, 2013 and 2012 from directors and officers was $28.5 million and $22.0 million, respectively.

The Board of Directors and the Corporation are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Corporation and its shareholders. Accordingly, as a general matter, it is the Corporation’s preference to avoid related party transactions. Nevertheless, the Corporation recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Corporation and its shareholders, including but not limited to situations where the Corporation may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Corporation provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Corporation has adopted written procedures for the review and oversight of related party transactions.

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Related parties include directors, director nominees, executive officers, shareholders known to own 5% or more of the Corporation’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.

As required under SEC rules, transactions exceeding $120,000 that are determined to be directly or indirectly material to the related party are disclosed in the Corporation’s Proxy Statement. The Audit Committee reviews any related party transaction. Any member of the Audit Committee who is a related party with respect to a transaction under review does not participate in the deliberations or vote on such transaction. Related party transactions, as defined by the Corporation’s written related party transaction policy, include those that exceed $20,000. It is noted that the definition of “related party transaction”, as it relates to SEC and Nasdaq regulations, refers to transactions exceeding $120,000; however, the Audit Committee has chosen to review and provide oversight to all transactions over $20,000.

There have been no related party transactions since January 1, 2013 and there are none proposed currently.

Related party transactions with respect to routine banking matters are reviewed in accordance with Regulation O and are not reviewed by the Audit Committee.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Corporation, which consists of directors who meet the independence requirements of the Nasdaq listing standards and applicable SEC regulations, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2013, the Audit Committee:

•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2013 with management and BDO USA, LLP, the Corporation's independent public accountants;

•	Discussed with management, BDO USA, LLP and the Corporation’s internal auditors the adequacy of the Corporation’s system of internal controls;

•	Discussed with BDO USA, LLP the matters required to be discussed by Auditing Standard No. 16, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T relating to the conduct of the audit; and

•	Received written disclosures and the letter from BDO USA, LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with BDO USA, LLP its independence.

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The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls, risk controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Based on the Audit Committee's review of the audited financial statements and discussions with management and BDO USA, LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

John W. Edgemond (Chair)

Michael G. Anzilotti

J. Randolph Babbitt

Martin S. Friedman

James L. Jadlos

Thomas M. Kody

Audit and Non-Audit Fees

The following table presents the fees for professional audit and audit-related services rendered by BDO USA, LLP for the audit of the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 and the fees billed for other services rendered to the Corporation and its subsidiaries by BDO USA, LLP during those periods. All services reflected in the following fee table for 2013 and 2012 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	2013 Fees	2012 Fees
Audit fees	$218,500	$214,500
Audit-related fees	$12,000	$11,500
Tax fees	0	0
All other fees	0	0
	$230,500	$226,000

•	Audit fees: Includes the audit of the Corporation’s annual financial statements and internal controls over financial reporting, and review of the financial statements included in the quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings.

•	Audit-related fees: Includes fees related to employee benefit plan audits, HUD reporting, public deposit reports, and consultation concerning financial accounting and reporting standards and other related issues.

•	Tax fees: None.

•	All other fees: None.

The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of BDO USA, LLP, the Corporation's independent registered public accounting firm.

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Audit Committee Pre-Approval Policies

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent public accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent public accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to John W. Edgemond, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent public accountants to management.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2015 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary at the Corporation’s principal office located at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, on or before December 16, 2014.

In addition, if a shareholder intends to present a proposal for action from the floor of the 2015 Annual Meeting (other than a director nomination, discussed on page 10), the shareholder must provide the Corporation with written notice thereof on or before March 1, 2015. The proxy solicited by the Board of Directors for the 2015 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented from the floor of the meeting if the Corporation has not received notice of such proposal by March 1, 2015, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Sheila M. Linton
Vice President & Corporate Secretary

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 31, 2013 will be furnished without charge to shareholders upon written request directed to the Corporation’s Secretary at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191.

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REVOCABLE PROXY
ACCESS NATIONAL CORPORATION

2014 ANNUAL MEETING ON MAY 21, 2014 OR ANY ADJOURNMENT THEREOF

This Revocable Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Access National Corporation (the Corporation) hereby appoints Robert C. Shoemaker and J. Randolph Babbitt, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Corporation standing in the name of the undersigned as of the close of business on April 1, 2014, at the Annual Meeting of Shareholders to be held Wednesday, May 21, 2014 at 4:00 p.m. at the Corporation's office located at 1800 Robert Fulton Drive, Reston, Virginia, or any adjournment thereof, on each of the following matters:

Mark here for address change. ☐

____

____

____

IMPORTANT ANNUAL MEETING INFORMATION

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:

http://www.cfpproxy.com/5610

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. To elect three (3) Class III directors to serve until the 2017 Annual Meeting of Shareholders and until their successors are elected and qualified, as instructed below.	☐	☐	☐

Class III Nominees:
John W. Edgemond, Martin S. Friedman and Michael G. Anzilotti

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Item 1, FOR Item 2 and FOR Item 3. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted by the proxy agents in accordance with their best judgement.

The undersigned acknowledges receipt from the Corporation prior to the execution of this Revocable Proxy of a Notice of Meeting and of a Proxy Statement dated April 15, 2014.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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